NEW MILLENNIUM PR COMMUNICATIONS
124 W. 79th Street, Ste. 2C
New York, New York 10024
PUBLIC RELATIONS /MEDIA SERVICES CONTRACT

Monday, January 31, 2011
Alexander L. Weis, PhD
Chairman, CEO & President
OncoVista Innovative Therapies, Inc.
14785 Omicron Drive, Suite 104
San Antonio, Texas 78245-3222

Dear Alex:

We are delighted to submit this contract for public relations/media services to OncoVista Innovative Therapies, Inc. (“OncoVista”).

This letter when signed by you confirms retaining New Millennium PR. Com., Inc. (“New Millennium”) as media relations counsel for a 3 month period beginning, Tuesday February 1, 2011.  The monthly fee for our public relations/media services for the period stated above will be $4,000.00 per month along with 8, 333 five-year warrants per month to purchase shares of common stock at the current market price at the time of signing of this contract.

Going forward, the monthly cash fee is due on or before the 15th day of each month, beginning March 15, 2011.

The purpose of this agreement is to act as media counsel and to publicize OncoVista in appropriate media. Included as part of our agreed upon fee is writing of press releases as part of an outreach program and shareholder letters as well as  building and maintaining  media email distribution lists.

In addition to the fee, you agree to reimburse New Millennium for out-of-pocket expenses, including but not limited to such items as copying, Internet research, media meetings expenses, telephone, messenger service, transportation and travel, mail and overnight mail, office services and supplies, publications and subscriptions, clipping services and associated costs.  We will send a monthly accounting of such costs and you agree to reimburse New Millennium in the amount of such charges upon receipt of our invoice.  Expenses will not exceed $500 per month without your express written permission.

Additionally, all outside production services, including but not limited to printing, offsetting of materials, photo-stats, large-scale mailings, photography, art work,  videos, press parties and special events on your behalf, will be re-billed at the end of each calendar month and are payable upon receipt.

No single outside production or vendor expense item of more than $500 will be undertaken without your advance written approval. New Millennium agrees to hold confidential all non-public information we receive from you.  You agree to indemnify and hold harmless New Millennium from and against all losses, claims, damages, expenses or liabilities that we may incur based on information, representations, reports or data you furnish us, to the extent that such material is furnished, prepared, approved by you and used by us.

We expect you to be responsive to our invoices and pay us promptly.  Should you have any question about any item in our out-of-pocket invoices, you must notify us within thirty [30] days of receipt of said invoices and agree to pay all non-disputed or questioned items immediately.

This Agreement shall be construed in accordance with the laws of the State of New York applicable to agreements made and wholly to be performed in such State. The Agreement may not be amended or modified except in writing and shall be governed and construed in accordance with the laws of the State of New York without regard to the principles of the conflicts of law.

The term of this agreement is for the period beginning February 15, 2011 through May 15, 2011.

Unless either of us notifies the other in writing by registered mail or email ten-days (10) before this agreement expires, the contract will be renewed automatically for an additional 3 month period at $4,000 per month plus an additional 8, 333 five-year warrants per month to purchase shares of common stock at the then current market price.  Upon termination of this agreement, provided that there is no outstanding indebtedness then owing by Client to New Millennium PR, New Millennium PR shall, at Client’s request and expense transfer, assign and make available to Client all property and materials in its possession or control belonging to Client.

As policy, we do require new clients to wire the first month’s fee with the return of the signed contract, or at the latest on the date the contract begins. The signed contract can be faxed to us at 212-724-8509.  Please see the following wiring instructions below:

Bank Name: HSBC Bank USA
555 Madison Avenue, New York, NY 10022
Acct# 012006564
Bank Routing # 021001088
Beneficiary:  New Millennium PR. Com., Inc.
124 West 79th Street, Suite 2C

Please sign two copies of this agreement and return one.  You have our assurance of our very best efforts on your behalf.

Sincerely,
Richard Stern, President
New Millennium PR. Com., Inc.

Alexander L. Weis, PhD, Chairman, CEO & President
OncoVista Innovative Therapies, Inc.